CEO Garman Named QI Systems Inc. Board Chairman

DALLAS, TX and VANCOUVER, BC -- 10/04/2007 -- QI Systems Inc. (OTCBB: QIII), a leading developer and integrator of contact and contactless card payment, access control and tracking solutions, today announced that Steven R. Garman, Chief Executive Officer and President, has been elected by the QI Board of Directors to be Chairman of the Board. Mr. Garman replaces Matthew Yugovich, who has resigned for personal reasons.

"I am sad to be leaving the Company just before QI Systems turns the corner," said Mr. Yugovich. "The interest generated by our new QiWave™ contactless product line and our CycleStation™ bicycle distribution system is extremely encouraging. The team we have built at QI Systems is second to none and I am confident that the present management of the Company will be successful in realizing QI's true potential."

Mr. Garman stated, "The Board of Directors wants to thank Mr. Yugovich for the strong dedication and leadership he provided to QI Systems over the last several years. I personally want to express my sincere appreciation to him for the support he has given me as CEO and to state that I am honored to be named his successor as Chairman of the Board. Everyone at QI extends their best wishes to Matthew for the future."

About QI

QI Systems Inc. develops and markets innovative chip-based card payment and tracking solutions for a number of industries as well as national, state and local government agencies. QI's products and core competencies include smart-card and stored-value systems, security protocols, data communication software design and hardware manufacture. For more information about QI Systems Inc., visit http://www.qisystemsinc.com.

Matters discussed in this press release are "forward-looking statements" and are subject to certain risks and uncertainties. Consider all risk factors carefully when evaluating forward-looking statements, as actual results may differ materially from current expectations. QI Systems undertakes no obligation to publicly update such forward-looking statements.

Corporate & Investor Relations Contact:
Steven R. Garman
President & CEO
(817) 485-8111
sgarman@qisystemsinc.com